EXHIBIT 99.1

Motorola, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Quarter Ended	Quarter Ended
	April 2, 2005	April 3, 2004
Net sales	$8,161	$7,441
Costs of sales	5,491	5,075

Gross margin	2,670	2,366

Selling, general and administrative expenses	1,001	970
Research and development expenditures	811	725
Other charges	(7)	(14)

Operating earnings	865	685

Other income (expense):
Interest expense, net	(8)	(68)
Gains on sales of investments and businesses	239	138
Other	(9)	(21)

Total other income	222	49

Earnings from continuing operations before income taxes	1,087	734
Income tax expense	395	268

Earnings from continuing operations	692	466

Earnings from discontinued operations, net of tax	—	143

Net earnings	$692	$609

Earnings per common share
Basic:
Continuing operations	$0.28	$0.20
Discontinued operations	—	0.06

	$0.28	$0.26

Diluted:
Continuing operations	$0.28	$0.19
Discontinued operations	—	0.06

	$0.28	$0.25

Weighted average common shares outstanding
Basic	2,447.1	2,337.2
Diluted	2,487.1	2,451.0
Dividends paid per share	$0.04	$0.04

Motorola, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

ASSETS	April 2,	December 31,
	2005	2004
Cash, cash equivalents and ST investments	$11,300	$10,708
Accounts receivable, net	4,666	4,525
Inventories, net	2,480	2,546
Deferred income taxes	1,383	1,541
Other current assets	1,857	1,795

Total current assets	21,686	21,115

Property, plant and equipment, net	2,292	2,332
Investments	2,754	3,241
Deferred income taxes	2,370	2,353
Other assets	1,881	1,881

Total assets	$30,983	$30,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable and current portion of long-term debt	$712	$717
Accounts payable	2,952	3,330
Accrued liabilities	6,640	6,559

Total current liabilities	10,304	10,606

Long-term debt	4,577	4,578
Other liabilities	2,324	2,407
Stockholders’ equity	13,778	13,331

Total liabilities and stockholders’ equity	$30,983	$30,922

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

Summarized below are the Company’s net sales and operating earnings (loss) by reportable segment for the quarters ended April 2, 2005 and April 3, 2004.

	Segment Net Sales
	Quarter Ended	Quarter Ended	% Change
	April 2, 2005	April 3, 2004	from 2004
Mobile Devices	$4,414	$4,153	6%
Networks	1,657	1,444	15%
Government & Enterprise Mobility Solutions	1,503	1,444	4%
Connected Home Solutions	662	456	45%
Other/Eliminations	(75)	(56)	34%

Segment Totals	$8,161	$7,441	10%

	Operating Earnings (Loss)
	GAAP Results
	Quarter Ended	Quarter Ended
	April 2, 2005	April 3, 2004
Mobile Devices	$440	$406
Networks	234	116
Government & Enterprise Mobility Solutions	167	209
Connected Home Solutions	19	25
Other	(4)	(69)
Eliminations	9	(2)

Segment Totals	$865	$685